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                                                                    EXHIBIT 23.3




              [LETTERHEAD OF BURTON, MCCUMBER & PRICHARD, L.L.P.]





                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
First Valley Bank Group, Inc.:

We consent to incorporation by reference herein of our report dated March 14, 1997, with respect to the consolidated balance sheet of First Valley Bank Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, under the heading "Experts" in the prospectus.




                               /s/ Burton, McCumber & Prichard, L.L.P.






Brownsville, Texas
October 10, 1997